UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2015

Athersys, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33876	20-4864095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio	44115-2634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 431-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2015, Athersys, Inc. (“Athersys”) and its wholly-owned subsidiary, ABT Holding Company, entered into a License Agreement (the “Agreement”) with Chugai Pharmaceutical Co. Ltd. (“Chugai”) to develop and commercialize MultiStem® cell therapy (“MultiStem”) for ischemic stroke in Japan on an exclusive basis. Pursuant to the Agreement, Chugai will be responsible for the development and commercialization of MultiStem for ischemic stroke in Japan, and Athersys will have the primary responsibility for the manufacture of product for both clinical and commercial purposes. The parties will coordinate Japanese and global regulatory activities and clinical development plans for MultiStem treatment of ischemic stroke.

Under the terms of the Agreement, Athersys will receive an up-front cash payment of $10 million from Chugai and is entitled to receive a potential near-term payment of $7 million tied to the results of Athersys’ ongoing Phase 2 clinical trial in ischemic stroke. Athersys may also receive additional success-based development and regulatory milestones aggregating up to $38 million, as well as potential sales milestones of up to 17.5 billion yen (approximately $150 million based on the current exchange rate). With commercialization and until the Agreement has expired or been terminated, Chugai would pay to Athersys royalties on net sales, starting in the low double digits and increasing incrementally to the high teens depending on net sales levels. Additionally, Athersys would receive payments for product supplied to Chugai.

The Agreement will expire automatically upon the later of the date the licensed product is no longer covered by a patent claim in Japan, or the expiration of the re-evaluation period under Article 14-2 of the Pharmaceutical Affairs Law of Japan or any revision or replacement, unless extended as set forth below. Additionally, Chugai may terminate the agreement under certain circumstances, including for material breach and without cause upon advance written notice. Athersys may terminate the Agreement if Chugai fails to make certain payments and, in certain cases, if there is an uncured material breach of the Agreement. Chugai may extend the term of the Agreement for two successive two-year periods at its sole election, and thereafter, the Agreement shall be automatically and repeatedly extended for two-year periods unless prior notice is provided by either party not to extend the term.

Following termination of the agreement, the licenses granted to Chugai to develop and commercialize MultiStem for ischemic stroke in Japan will terminate and ownership of regulatory documents and clinical data will revert to us. Further, our nonexclusive license to intellectual property developed by Chugai during the collaboration shall be expanded to include Japan and shall survive termination.

Athersys maintains rights to develop and commercialize MultiStem for ischemic stroke outside of Japan, and, for all other indications in Japan, provided that Athersys gives Chugai the first right to negotiate to add such indications to the collaboration and license in Japan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2015

ATHERSYS, INC.

	By:	/s/ Laura K. Campbell
		Name:	Laura K. Campbell